SYRATECH CORPORATION AND SUBSIDIARIES
             COMPUTATION OF NET INCOME PER COMMON SHARE (unaudited)
                      (in thousands, except per share data)

                                                                Three Months Ended          Six Months Ended
                                                                     June 30,                   June 30,
                                                              ---------------------       --------------------
                                                               1997             1996         1997        1996
WEIGHTED AVERAGE COMMON AND COMMON
   EQUIVALENT SHARES OUTSTANDING:
Common stock ..............................................     4,595            8,677        6,649       8,677
Common equivalent shares resulting from stock options
   (treasury stock method) ................................                        116                      109
                                                              --------          -------     --------    --------
          Subtotal ........................................     4,595            8,793        6,649       8,786
                                                              ========          =======     ========    ========

    Net income/(loss) applicable to common stockholders ...   $(6,091)          $8,623      $(5,984)     $8,713
                                                              ========          =======     ========     =======

Net income/(loss)  per common share .......................   $ (1.33)          $ 0.98      $ (0.90)     $ 0.99
                                                              ========          =======     ========     =======